Exhibit 99.1

Allison Transmission Announces Corporate Governance Enhancements

Announces Three New Independent Directors

Commits to Declassifying Board

Adopts Majority Voting Standard and Implements Proxy Access

Announces 2016 Annual Meeting of Stockholders

INDIANAPOLIS, March 14, 2016 – Allison Transmission Holdings Inc. (NYSE: ALSN) (“Allison” or “the Company”) today announced that its Board of Directors is implementing a number of corporate governance enhancements, including:

•	Appointing two new independent directors, effective immediately:

•	Stan A. Askren, Chairman, President and Chief Executive Officer of HNI Corporation, and

•	Richard P. Lavin, former President and Chief Executive Officer of Commercial Vehicle Group, Inc. and former Group President, Caterpillar Inc.;

•	Announcing James A. Star, President and Chief Executive Officer of Longview Asset Management, LLC, as one of the Company’s nominees standing for election at the 2016 Annual Meeting;

•	Seeking stockholder approval to declassify the Board, so that the entire Board will be annually elected beginning at the 2017 Annual Meeting;

•	Adopting a majority voting standard for the election of directors in uncontested elections; and

•	Making proxy access available to Allison stockholders beginning at the 2017 Annual Meeting.

Lawrence E. Dewey, Chairman of the Board of Directors and Chief Executive Officer of Allison Transmission said, “We are pleased to announce three new independent directors, each of whom brings valuable experience and skills that enhance our already strong Board. Stan and Rich have significant international operating and executive leadership experience, including Rich’s vast expertise in Asian markets, while James, upon election, will represent the second significant stockholder to serve on our Board and broaden the Board’s financial expertise. We look forward to benefitting from their contributions as we continue to execute on our strategic priorities and drive value for all Allison stockholders.”

Gregory P. Spivy, Partner at ValueAct Capital and a member of the Board of Directors of Allison Transmission, added, “As a significant Allison stockholder and a Board member, I stand fully behind the Board’s decision to add three new independent directors and implement the corporate governance enhancements announced today. These are important steps that underscore the Board’s alignment with stockholders and serve the best interests of the Company and all Allison stockholders.”

Mr. Askren said, “This is an exciting time to join the Allison Board and work with management to help expand the Company’s strong global platform and further enhance value for all stockholders.”

Mr. Lavin said, “Allison has a best in class portfolio of products, and I look forward to leveraging my relevant experience to advance Allison’s position as an industry leader.”

Mr. Star commented, “As a significant long-term investor in Allison, I look forward to the opportunity to join the Board of this preeminent company and support its continued growth and value creation.”

Enhancing Board Independence and Range of Expertise

With the appointments of Messrs. Askren and Lavin, the Allison Board will be expanded to include 11 directors, 10 of whom are independent, and six of whom, including Mr. Star, will have joined the Board in the past two years. Messrs. Askren and Lavin bring deep and relevant industry experience to the Board, including CEO-level leadership backgrounds at large public companies and public company board experience. Mr. Star adds significant financial expertise and the perspective of a second large stockholder to the Allison Board.

Mr. Star will be nominated on the Company’s slate for election at the 2016 Annual Meeting to succeed Gregory Ledford, who as previously announced has decided to retire from the Allison Board when his current term expires at the 2016 Annual Meeting. Mr. Askren will serve as a Class II director with a term expiring at the 2017 Annual Meeting. Mr. Lavin will serve as a Class III director with a term initially scheduled to expire at the 2018 Annual Meeting, although Mr. Lavin’s term will expire at the 2017 Annual Meeting if the Company’s Board declassification proposal is approved by Allison stockholders.

Corporate Governance Enhancements

Allison’s Board approved the following corporate governance enhancements:

•	Board Declassification. The Allison Board approved, and will seek stockholder approval at the 2016 Annual Meeting to adopt, a charter amendment to declassify its Board of Directors, such that all directors will be elected annually commencing with the 2017 Annual Meeting. If stockholders approve the charter amendment to declassify the Board at the 2016 Annual Meeting, the newly appointed directors and all incumbent directors will stand for election at the 2017 Annual Meeting.

•	Adoption of Majority Voting Standard. The Allison Board amended the Company’s Bylaws to adopt a majority voting standard for uncontested director elections. This majority voting standard requires directors to be elected by the affirmative vote of a majority of the votes cast. Any incumbent director who does not receive at least a majority of the votes cast will be required to tender his or her resignation to the Board of Directors. The majority voting standard for director elections will be effective for the 2016 Annual Meeting, unless the election of directors is contested at the meeting.

•	Implementation of Proxy Access. The Allison Board amended the Company’s Bylaws to provide proxy access for Allison stockholders, which allows Allison stockholders to include their own nominees in the Company’s proxy materials, along with candidates nominated by Allison’s Board of Directors. Allison’s bylaw amendment specifies a three-percent/three-year holding requirement for eligibility. Under the amendment, stockholders that meet the eligibility threshold and comply with certain procedural and disclosure requirements may include in Allison’s proxy materials stockholder-nominated director candidates to comprise up to 25 percent of the available board seats. Proxy access will be available to Allison stockholders beginning at the 2017 Annual Meeting.

Mr. Dewey added, “The Allison Board continuously reviews our governance practices and Board composition to ensure that we are aligned with the interests of all stockholders. Over the last several months, we have focused on ways that Allison could strengthen both of these areas and we took into account the perspective of our stockholders. We worked to thoughtfully implement these changes and are confident that the steps announced today best serve stockholder interests.”

The Company also announced today that the Company’s 2016 Annual Meeting will be held on May 12, 2016. The Company’s definitive proxy statement and WHITE proxy card will be mailed in advance of the 2016 Annual Meeting to stockholders of record as of March 28, 2016.

The Company has also filed its amended Bylaws and related materials on Form 8-K with the U.S. Securities and Exchange Commission.

Goldman, Sachs & Co. is serving as financial advisor and Latham & Watkins LLP is serving as legal advisor to Allison.

About Stan A. Askren

Mr. Stan A. Askren, 54, has been the Chairman and Chief Executive Officer of HNI Corporation since 2004 and the President of HNI Corporation since 2003. Prior to his appointment as President of HNI Corporation, he served in various roles at HNI Corporation including human resources, marketing, operations and general management. Prior to HNI Corporation, Mr. Askren served in multiple executive and general management positions at Emerson Electric Company and Thomson SA.

Mr. Askren has been a director of Armstrong World Industries, Inc. since 2008 and served as a director of Arctic Cat Inc. from 2012 to 2014.

Mr. Askren graduated from the University of Northern Iowa with highest honors with a degree in Business Administration and received a Master of Business Administration from Washington University where he received the Hiram and Mary Neuwoehner award for academic excellence. He also completed the Advanced Management Program at Harvard University in 1995.

Mr. Askren serves on the Business Industry Furniture Association and is a past chair, and he also serves on the Iowa Business Council and is a past chair. In addition, he serves on the Washington University Olin School of Business Advisory Council and is currently serving his second term on the Iowa Partnership for Economic Progress Board, appointed by Iowa Governor Terry Branstad.

About Richard P. Lavin

Mr. Richard P. Lavin, 64, served as President and Chief Executive Officer of Commercial Vehicle Group, Inc. from May 2013 until his resignation in November 2015. He was a director of Commercial Vehicle Group, Inc. from August 2013 until November 2015. Prior to Commercial Vehicle, Mr. Lavin spent 28 years at Caterpillar Inc., where he last served as Group President of Construction Industries and Growth Markets. Throughout his career at Caterpillar, Mr. Lavin held various global roles, including Vice President of the Human Services Division, Vice President of Caterpillar’s Asia Pacific Manufacturing Operations and other senior positions in Hong Kong, Bangalore, India, Tokyo, Japan and Beijing, China. Mr. Lavin joined Caterpillar in 1984 as an attorney in the legal department.

Mr. Lavin currently serves as a director of ITT Corporation and United States Gypsum Company.

Mr. Lavin holds a Bachelor of Arts degree from Western Illinois University, a Juris Doctor degree from Creighton University and a Master of Laws degree from Georgetown University. In 1996, Mr. Lavin completed an Advanced Management Program at Carnegie Mellon University.

About James A. Star

Mr. Star has served, since 2003, as President and Chief Executive Officer of Longview Asset Management LLC (“Longview”), a multi-strategy investment firm for which he has been a portfolio manager since 1998. He has also served since 1994 as a Vice President of Henry Crown and Company, a private family investment firm affiliated with Longview. From 1998 to 2002, Mr. Star was President and Chief Investment Officer of Star Partners, Inc., a private securities partnership focused on common equities. Mr. Star began his investment career in 1991 as a securities analyst at Harris Associates, a Chicago investment firm. Prior thereto, he practiced corporate and securities law in Illinois, where he was a member of the bar from 1987 to 2011.

Mr. Star sits on the board of directors of Equity CommonWealth REIT, a publicly traded real estate trust, where he serves on the Nominating & Governance Committee. He is a director of the holding companies of Teaching Strategies, a software company focused on the education market, Petsmart, Inc., a leading provider of merchandise and services to pet owners, and eBay Enterprises, an ecommerce logistics company. Mr. Star has been a member of the investment committees for the retirement plans of Henry Crown and Company since 1995, Great Dane Limited Partnership since 1997 and, since 2014, Gillig LLC, Provisur Technologies, Inc. and Trail King Industries, Inc. He has also served as a manager of Longview Trust Company since 2006. Mr. Star has also been a member of limited partner advisory boards for the Kabouter Funds since 2004 and Valor Equity Partners II since 2007. In prior years, Mr. Star has served on the board of trustees of Columbia Acorn Trust and Wanger Advisor Trust, which are registered mutual funds, and a number of private company boards. He is a member of the Global Advisory Board of the Kellogg Graduate School of Business at Northwestern University and the Chicago chapter of World Presidents Organization. He founded and serves as President of the Star Family Foundation.

Mr. Star received a BA from Harvard University and holds a JD from Yale Law School and a Masters of Management from Kellogg Graduate School of Management at Northwestern University.

ABOUT ALLISON TRANSMISSION

Allison Transmission (NYSE: ALSN) is the world’s largest manufacturer of fully automatic transmissions for medium- and heavy-duty commercial vehicles and is a leader in hybrid-propulsion systems for city buses. Allison transmissions are used in a variety of applications including refuse, construction, fire, distribution, bus, motorhomes, defense and energy. Founded in 1915, the company is headquartered in Indianapolis, Indiana, USA and employs approximately 2,700 people worldwide. With a market presence in more than 80 countries, Allison has regional headquarters in the Netherlands, China and Brazil with manufacturing facilities in the U.S., Hungary and India. Allison also has approximately 1,400 independent distributor and dealer locations worldwide. For more information, visit www.allisontransmission.com.

Forward-Looking Statements

This press release contains forward-looking statements. All statements other than statements of historical fact contained in this press release are forward-looking statements, including all statements regarding future financial results. In some cases, you can identify forward-looking statements by terminology such as “may,” “will,” “should,” “expect,” “plans,” “project,” “anticipate,” “believe,”

“estimate,” “predict,” “intend,” “forecast,” “could,” “potential,” “continue” or the negative of these terms or other similar terms or phrases. Forward-looking statements are not guarantees of future performance and involve known and unknown risks. Factors which may cause the actual results to differ materially from those anticipated at the time the forward-looking statements are made include, but are not limited to: risks related to our substantial indebtedness; our participation in markets that are competitive; the highly cyclical industries in which certain of our end users operate; the failure of markets outside North America to increase adoption of fully-automatic transmissions; the concentration of our net sales in our top five customers and the loss of any one of these; future reductions or changes in government subsidies for hybrid vehicles; future reductions or changes in U.S. defense spending; general economic and industry conditions; the discovery of defects in our products, resulting in delays in new model launches, recall campaigns and/or increased warranty costs and reduction in future sales or damage to our brand and reputation; our ability to prepare for, respond to and successfully achieve our objectives relating to technological and market developments and changing customer needs; risks associated with our international operations; labor strikes, work stoppages or similar labor disputes, which could significantly disrupt our operations or those of our principal customers; and other risks and uncertainties associated with our business described in our Annual Report on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K. Although we believe the expectations reflected in such forward-looking statements are based upon reasonable assumptions, we can give no assurance that the expectations will be attained or that any deviation will not be material. All information is as of the date of this press release, and we undertake no obligation to update any forward-looking statement to conform the statement to actual results or changes in expectations.

Important Additional Information and Where You Can Find It

The Company, its directors and certain of its executive officers may be deemed to be participants in a solicitation of proxies from the Company’s stockholders at the 2016 Annual Meeting in connection with the proposed director nomination and other corporate governance proposals made by certain stockholders. Information regarding the names of the Company’s directors and executive officers and their respective interests in the Company, by security holdings or otherwise is set forth in the Company’s Definitive Proxy Statement for its 2015 Annual Meeting, filed with the Securities and Exchange Commission (the “SEC”) on April 2, 2015 and reports filed by the Company and Form 3s and Form 4s filed by the Company’s executive officers and directors with the SEC after April 2, 2015. These documents are available free of charge at the SEC’s website at www.sec.gov.

The Company will furnish its Definitive Proxy Statement for its 2016 Annual Meeting to each stockholder entitled to vote at the 2016 Annual Meeting, and will file the Definitive Proxy Statement with the SEC. THE COMPANY URGES ITS STOCKHOLDERS TO CAREFULLY READ THE DEFINITIVE PROXY STATEMENT (INCLUDING ANY SUPPLEMENTS OR AMENDMENTS), AND ANY OTHER RELEVANT DOCUMENTS THAT THE COMPANY MAY FILE WITH THE SEC, WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION. Copies of the Definitive Proxy Statement, any solicitation materials and any other documents filed by the Company with the SEC will be available free of charge at the SEC’s website at www.sec.gov. These documents will also be made available free of charge on the Company’s website at www.allisontransmission.com.

Contact

Melissa Sauer, Executive Director, Corporate Affairs & Communications,

melissa.sauer@allisontransmission.com, 317-242-3855

Joele Frank, Wilkinson Brimmer Katcher

Matthew Sherman / Nick Lamplough / Matthew Gross, 212-355-4449